Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1/A of our report dated April 1, 2013 with respect to the audited balance sheet of Capall Stables, Inc. for the year ended December 31, 2012 and the related statements of expenses, stockholders’ equity, and cash flows for the period from inception on October 10, 2012 through December 31, 2012.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP
MaloneBailey, LLP
www.malone−bailey.com
Houston, Texas

April 1, 2013